Exhibit 21

LIST OF SUBSIDIARIES

Name	Jurisdiction of Formation

Gentherm Holding (Malta) Ltd.	Malta

Gentherm Automotive Systems (Malta) Ltd.	Malta

Gentherm Electronics (Shenzhen) Co. Ltd.	China

Gentherm Investment (Shanghai) Co. Ltd.	China

Gentherm Automotive Systems (China) Ltd.	China

Gentherm International Holdings (Hong Kong) Limited	China

Gentherm Automotive Systems (Shanghai) Co Ltd.	China

Jiangmen Dacheng Medical Equipment Co. Ltd.	China

Gentherm CZ s.r.o.	Czech Republic

Gentherm GmbH	Germany

Cosmiq Industrie Vewaltungs – und Vemietungs GmbH	Germany

Gentherm Prazision SE	Germany

K3 Works GmbH	Germany

Gentherm Vietnam Co. Ltd.	Vietnam

Gentherm Japan Inc.	Japan

Gentherm Korea Inc.	South Korea

IOB Medical, Inc.	Maryland

Gentherm Properties I, LLC	Michigan

Gentherm Properties II, LLC	Michigan

Gentherm Medical, LLC	Ohio

Gentherm (South Carolina) Corporation	South Carolina

Gentherm Automotive, LLC	South Carolina

Gentherm (Texas), Inc.	Texas

Gentherm Hungary Kft	Hungary

Gentherm Hungary Kft, Taiwan Branch	Taiwan

Gentherm Financing Hungary Kft	Hungary

Gentherm Ukraine TOV	Ukraine

Gentherm de Mexico S.A. de C.V	Mexico

Gentherm Monterrey S.A. de C.V.	Mexico

Gentherm Canada ULC	Canada

Stihler Electronic GmbH	Germany

Gentherm U.K. LTD.	United Kingdom

Gentherm North Macedonia DOOEL Prilep	North Macedonia

HEWE Mexico S.A. de C.V	Mexico

Gentherm Moroocco SASU	Morocco

Gentherm Automotive Systems (Tianjin) Ltd.	China